Exhibit 10.14

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MANUFACTURING AND SUPPLY AGREEMENT

DATED AS OF January 1, 2013

BETWEEN

VAPOTHERM, INC.

AND

MEDICA, S.p.A.

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[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 6 QUALITY SYSTEM	6

6.1 General Quality Statement	6
6.2 Quality System Changes	6
6.3 Vendor Quality	6
6.4 Vigilance System	6

ARTICLE 7 OTHER OBLIGATIONS OF MEDICA	7

7.1 Debarment Certification	7
7.2 Permits and Certifications	7
7.3 Manufacturing Problems	7
7.4 Insurance	7

ARTICLE 8 INSPECITONS; RECORDS	8

8.1 Notification of Inquiries and Inspections	8
8.2 Access to Medica Facilities and Records	8
8.3 Records	9

ARTICLE 9 CARTRIDGE RECALLS	9

9.1 Cartridge Recalls	9
9.2 Notice of Events that May Lead to Cartridge Recall	9
9.3 Recall Due to Breach By Medica	9
9.4 Definition of Recall	9
9.5 Recall Process	10

ARTICLE 10 PUBLICITY; CONFIDENTIALITY; INTELLECTUAL PROPERTY	10

10.1 Publicity	10
10.2 Confidentiality	10
10.3 Pre-existing and Independently Developed Intellectual Property	11
10.4 Ownership	11
10.5 [* * *]	11
10.6 Reservation of All Other Rights	11

ARTICLE 11 REPRESENTATIONS	12

11.1 Representations of Medica	12

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[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2 Representations of Vapotherm	13

ARTICLE 12 INDEMNIFICATION	13

12.1 Indemnification	13
12.2 Procedures Relating to Indemnification	14
12.3 No Liability for Consequential Damages	15
12.4 Limitation on Liability	15

ARTICLE 13 TERM AND TERMINATION; BUSINESS CONTINUITY	15

13.1 Term	15
13.2 Termination	16
13.3 Effect of Termination	17
13.4 Business Continuity	17

ARTICLE 14 MISCELLANEOUS	18

14.1 Definitions	18
14.2 Further Assurances	21
14.3 Governing Law	21
14.4 Dispute Resolution	21
14.5 Arbitration	22
14.6 Force Majeure	22
14.7 Assignment	22
14.8 Notices	22
14.9 Severability	23
14.10 Entire Agreement	23
14.11 Amendment	23
14.12 Independent Contractor	23
14.13 Counterparts	23
14.14 Compliance with Laws	24

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[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (this “Agreement”) is dated January 1st, 2013, between VAPOTHERM, INC., a Maryland corporation (“Vapotherm”) and MEDICA S.p.A., an Italian company (“Medica”).

WHEREAS, Vapotherm sells systems it has developed for delivering humidified, blended medical gas therapy (the “System”), which system includes a vapor transfer cartridge;

WHEREAS, Vapotherm and Medica wish for Medica to manufacture [* * *] (each, a “Cartridge” and collectively, the “Cartridges”) for Vapotherm for use in the System, using fiber provided by Medica as developed for the System and packaged as specified in Vapotherm Specification Exhibit D.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which have hereby acknowledged, the parties therefore agree as follows:

ARTICLE 1

SALE AND PURCHASE

1.1 Supply of Cartridge. Subject to the terms of this Agreement, Medica shall manufacture, in such quantities as Vapotherm orders, the Cartridge.

1.2 [* * *]

1.3 Purchase of Cartridge. Subject to the terms of this Agreement, Vapotherm shall purchase from Medica Cartridges following regulatory approval.

ARTICLE 2

FORECASTS; INVENTORY

2.1 Rolling Forecasts.

Attached hereto and incorporated herein by reference as Exhibit A-2 is Vapotherm’s initial forecast of Cartridges that Vapotherm will purchase for delivery on a monthly basis in calendar year 2013 (the “Initial Forecast”). On or prior to January 1, 2013 (the “Forecast Initiation Date”), Vapotherm shall deliver to Medica a forecast of Cartridge demand in each of the [* * *] consecutive months beginning one month following the FID. On or prior to one month following the FID, Vapotherm shall provide a forecast for the next [* * *] consecutive months beginning [* * *] months following the FID. On or prior to the first day of each subsequent month, Vapotherm shall deliver to Medica an update to its previously submitted forecast of its expected purchases of Cartridges (each forecast delivered pursuant to this Section 2.l(a), a “Rolling Forecast”).

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(a) Vapotherm will place a firm Purchase Order for the following [* * *] months. Every month there after, Vapotherm will placed a PO for the following month to maintain a rolling [* * *] month commitment.

(b) The forecast for any month specified in any Rolling Forecast may not be less than the total number of Cartridges for which Vapotherm, prior to delivery of that Rolling Forecast to Medica in accordance with Section 2.l(a), has submitted purchase orders in accordance with Section 3.2 specifying a delivery date in that month.

2.2 Inventory.

During the Term, Medica shall at all times maintain as safety stock that quantity of Cartridges equal to one (1) times the monthly average number of Cartridges ordered by Vapotherm during the immediately preceding [* * *] months.

ARTICLE 3

ORDERS, SHIPMENT, AND PAYMENT

3.1 Price. The price paid by Vapotherm for any given shipment of Cartridges during the Initial Term is as stated in Exhibit A-1. No later than [* * *] days prior to the end of the Initial Term and each Renewal Term, Medica shall provide Vapotherm with reasonable documentation of its actual and direct costs in manufacturing the Cartridges (the “Costs”). The parties will then negotiate in good faith the Cartridge prices for the subsequent

3.2 Purchase Orders.

(a) Each purchase order that Vapotherm places for Cartridges must be in the form attached as Exhibit B and must specify (1) how many Cartridges are desired, (2) the one or more places to which, and the manner and date by which, delivery is to be made, and (3) the applicable price per Cartridge. Vapotherm shall deliver all purchase orders by facsimile, or by one of the means specified in Section 14.8 for giving notice, to Medica at the following address and facsimile number or as otherwise instructed by Medica:

                        Medica S.p.A.

                        Via Degli Artigiani, 7

                        41036 Medolla (MO) Italy

Attention:       Daniele Giubertoni

                        MKTG & Sales Manager

Facsimile:       39-0535-52605

E-mail:           daniele.giubertoni@medica.it

(b) Vapotherm shall order for delivery in any given month an aggregate number of Cartridges equal to at least [* * *]% of the final amount forecast for that month in the Rolling Forecasts (that quantity, the “Final Forecast Quantity”). Vapotherm may order for delivery in any given Quarter an aggregate quantity of Cartridge not exceeding [* * *]% of the Final Forecast Quantity. Only with Medica’s written consent may Vapotherm order for delivery in any given Quarter an aggregate number of Cartridges exceeding [* * *]% of the aggregate Final Forecast Quantity for the months in such Quarter.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Vapotherm shall deliver each purchase order for quantities of the Cartridge at least [* * *] in advance of the delivery date specified in that purchase order.

(d) If Vapotherm delivers any purchase order with less lead time than is required under Section 3.2(c), then Medica shall use [* * *] efforts to fill that purchase order but will not be liable to Vapotherm if despite those best efforts they fail to do so.

(e) Medica shall acknowledge and accept in writing on behalf of Medica any purchase order that Vapotherm places for Cartridges. Any such purchase order will be deemed accepted by Medica if Medica does not reject it by written notice to Vapotherm delivered within [* * *] Business Days of Medica’s receiving that purchase order. Medica may not reject any purchase order that complies with the provisions of Article 3. If the terms of any purchase are inconsistent with the terms of this Agreement, the terms of this Agreement will control.

3.3 Delivery. Each shipment of Cartridges will be delivered by [* * *] to the applicable Vapotherm manufacturing facility or retained in Medica’s warehouse facility, in accordance with Vapotherm instructions for each shipment. Medica shall deliver by the delivery date specified in a purchase order all of the Cartridges specified in that purchase order. Vapotherm is only required to pay for Cartridges actually delivered. Medica shall make shipping arrangements with carriers designated in writing by Vapotherm from the [* * *] point to points specified by Vapotherm, under the arrangements that Vapotherm has with those carriers.

3.4 [* * *]

3.5 Delay in Delivery. If for any reason other than an Event of Force Majeure, Medica delivers any shipment of Cartridges later than the date of delivery set out in the applicable purchase order, Vapotherm will be entitled to the following as an alternative, in its sole discretion, to its rights under Section 3.6 and Section 13.2(a):

(1) a [* * *]% reduction in the price of each Cartridge in the shipment for every [* * *] the shipment is delayed (from the Required Ship Date specified in the Purchase Order) to a maximum of [* * *]%.

3.6 Delivery Default Rights. If more than [* * *] days have passed since the delivery date for any Cartridges and Medica has, for any reason other than an Event of Force Majeure, failed to deliver those Cartridges, then, in addition to any other remedies it might have under this Agreement or by law, Vapotherm may cancel that purchase order or the portion thereof relating to those cartridges, as applicable.

3.7 Invoices and Payment Terms. On delivery by Medica of a shipment of Cartridges in accordance with Section 3.3, Medica shall issue to Vapotherm an invoice for that shipment stating a price consistent with the terms of this Agreement. Vapotherm shall pay each such invoice in full within [* * *] Calendar Days from the date of invoice, unless Vapotherm has rejected the shipment in question in accordance with Section 4.2.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.8 Delay in Payment. Upon delay of payment beyond [* * *] days from invoice date, Medica at its’ sole discretion may levy an increase to the net transfer price a [* * *]% per week to a maximum of [* * *]%.

ARTICLE 4

QUALITY OF THE CARTRIDGE

4.1 Conformity with Specifications. Any Cartridges that Medica manufactures under this Agreement must conform to the specifications in Exhibit D (the “Specifications”) and (2) be manufactured, labeled, packaged, stored, and tested (while in the possession of, stored by, or under the control of Medica) in accordance with cGMP. Medica shall provide adequate packaging for protection during normal shipping and handling environments.

4.2 Conditions to Rejection. In order to be entitled to reject any Cartridge, Vapotherm must notify Medica of any failure of the Cartridge to meet the Specifications or otherwise comply with this Agreement. Misuse or improper storage will not be grounds for rejection.

4.3 Rejection. Vapotherm may reject any Cartridge that does not meet the Specifications or otherwise comply with this Agreement (any such Cartridge, a “Nonconforming Cartridge”). If Medica accepts that Vapotherm was entitled to reject the Nonconforming Cartridge(s) and Vapotherm has already paid the purchase price for the Nonconforming Cartridge(s), then, within [* * *] Calendar Days after receiving notice from Vapotherm under Section 4.2, Medica shall, at Vapotherm’s election, either replace the Nonconforming Cartridge(s) at no additional cost to Vapotherm or reimburse Vapotherm for the purchase price of the Nonconforming Cartridge(s) via wire transfer. Further, if Medica accepts that Vapotherm was entitled to reject the Nonconforming Cartridge(s) and Vapotherm has not already paid the purchase price for the Nonconforming Cartridge(s), then, within [* * *] Calendar Days after receiving notice from Vapotherm under Section 4.2, Medical shall, at Vapotherm’s election, either replace the Nonconforming Cartridge(s) at no additional to Vapotherm beyond the original purchase price charged to Vapotherm for the Nonconforming Cartridge(s) or cancel that purchase order or the portion thereof relating to the Nonconforming Cartridge(s), s applicable.

(b) If Medica does not agree that one or more Cartridges constitute Nonconforming Cartridges, the Joint Review Committee, consisting of quality assurance representatives from both companies, must consider the matter. If after consideration by the Joint Review Committee the parties are unable to reach agreement within [* * *] Calendar Days after the date Medica received notice from Vapotherm under Section 4.2, they shall submit the dispute to arbitration in accordance with Section 14.5.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.4 Nonconformity Default Rights. If for any reason other than an event of Force Majeure Medica (1) fails to replace any Nonconforming Cartridge as required by Section 4.3 or (2) fails to replace any Nonconforming Cartridge within [* * *] Business Days after a dispute regarding whether any rejected quantity of Cartridge constitutes Nonconforming Cartridge is decided in Vapotherm’s favor, then, in addition to any other remedies it might have under this Agreement or by law, Vapotherm may cancel that purchase order or the portion thereof of relating to the Nonconforming Cartridge, as applicable.

4.5 Acceptance of Cartridges. If Vapotherm does not notify Medica that one or more Cartridges do not meet the Specifications or otherwise fail to comply with this Agreement, those Cartridges will be deemed to have been accepted by Vapotherm as being fully compliant with the Specifications and this Agreement.

4.6 Quality Monitoring. Medica will periodically sample and trend the Cartridge performance in accordance with specification and Medica’s internal production tests to monitor process and product control. Medica will share the results with Vapotherm as part of the Production Process as outlined in Article 5.

4.7 If Medica becomes aware of any Cartridge problem that could endanger patient health, Medica will report the problem to Vapotherm within 24 hours.

ARTICLE 5

PRODUCTION PROCESS

5.1 Joint Review Committee. The parties shall establish and hold teleconference meetings of a Joint Review Committee annually. The Joint Review Committee shall consist of six (6) members, including the head of each party’s engineering, quality assurance and material management divisions or their designees.

5.2 Process Development. Medica shall use [* * *] efforts to develop technical know-how that would permit them to manufacture the Cartridge less expensively and shall no less than semiannually furnish the Joint Review Committee with a detailed report as to their progress in this area. Vapotherm and Medica shall at the time of each report determine jointly the actions to be taken with respect to these findings.

5.3 Inventory of Raw Materials and Spare Parts. Medica shall at all times use best efforts to efficiently manage their inventories of raw materials so as to enable Medica to meet Vapotherm’s demand as specified in the Rolling Forecasts. Medica shall also maintain, consistent with the manufacturer’s recommendations, an inventory of spare parts of all equipment they use to manufacture the Cartridge.

5.4 [* * *]

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 6

QUALITY SYSTEM

6.1 General Quality Statement. The Cartridges shall be manufactured, assembled and tested in compliance with (a) the Specifications, (b) Vapotherm supplied specifications and documentation; (c) relevant ISO and FDA standards, guidelines and regulations, but not limited to ISO 13485, US 21CFR 820 FDA (“QSR”), EU MDD 93/43 and Canadian MDR (d) Medica’s design and manufacturing policies followed by Medica as of the date hereof (“Medica’s Quality System”), and (e) applicable U.S. and foreign Laws, including but not limited to FDA standards, guidelines and regulations. During the Term and notwithstanding Section 6.2 below, Medica shall not make any material change to the Specifications or Medica’s Quality System without Vapotherm’s prior written approval. For purposes of this Section 6.1, a material change to either the Specifications or Medica’s Quality System shall mean any change that could have a material adverse effect on the safety or efficacy of the Cartridges or System, or that would be reasonably likely to have a material effect on the proper integration of the Cartridges or System.

6.2 Quality System Changes. Any changes to the status of the Medica Quality System shall be reported to Vapotherm Quality Assurance and Vapotherm Executive Management by sending notice in accordance with Section 14.8 within 72 hours. Status changes may include, but not be limited to the following:

(a) ISO Certifications or CE Marking status charges;

(b) Process or material failures, including significant vendor related failures or relevant vendor terminations due to quality related issues; and

(c) Specification changes for supplemental manufacturing processes, equipment, or materials.

6.3 Vendor Quality. The quality ratings of vendors that supply Medica with materials used in the manufacture/assembly and/or testing of the Cartridges shall be reported to Vapotherm Quality Assurance in a manner consistent with the Medica Quality System. Any collective actions, regulatory holds, suspensions, or terminations of vendors related to the Cartridges shall be reported to Vapotherm Quality Assurance in a timely manner.

6.4 Vigilance System. Vapotherm has an established Authorized Representative to communicate complaints and vigilance reports that results from the use of the Cartridges.

(a) Complaint investigations shall be a shared process between Medica (QA, manufacturing, and engineering) and Vapotherm (QA, Manufacturing, and R&D).

(b) All investigation reports shall be issued jointly and in a timely manner to satisfy the requirements for vigilance reporting (when necessary).

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) When a complaint is determined to be a vigilance reportable event then Vapotherm shall be responsible for administering and reporting to both Medica and the necessary competent authorities any Cartridge related vigilance incidents within [* * *] days or as outlined in the Vapotherm Quality System.

(d) Vapotherm shall copy in writing via email or facsimile to Medica Quality Assurance within 24-48 hours on all and any vigilance reporting, including health outcome, relationship between the incidents, and timeliness of reporting the vigilance incident to the Competent Authorities.

ARTICLE 7

OTHER OBLIGATIONS OF MEDICA

7.1 Debarment Certification. Medica hereby agrees to review the United States Department of Health and Human Services Office of the Inspector General and General Services Administration exclusion lists upon initially hiring and annually thereafter to ensure that any employee or manager responsible for providing services under is not excluded from any United States Federal or State health care program. Medica hereby represents and warrants that neither it, nor any of its officers, directors, or managers, or employees are currently excluded from, or have ever been excluded from, any United States Federal or State health care program or, if previously excluded, have been fully reinstated, in which case Medica shall provide Vapotherm written proof of such reinstatement and such other information as Vapotherm may require describing the reasons for the prior exclusion. Medica shall immediately notify Vapotherm, in writing, in the event that it knows, or has reason to know, that any United States Federal or State health care program has initiated proceedings to sanction, bar, suspend or exclude Medica, or any of its officers, directors, managers or employees. If Medica fails to comply with any of the foregoing provisions, Vapotherm may terminate the Agreement immediately upon written notice to Medica.

7.2 Permits and Certifications. Medica currently has all Permits and Certifications necessary to enable it to perform all its obligations under this Agreement. At all times during the Term Medica shall maintain those Permits and secure any additional Permits that become necessary.

7.3 Manufacturing Problems. Medica shall promptly notify Vapotherm if it experiences any significant problems in manufacturing Cartridges, shall use [* * *] efforts to resolve those problems, and shall keep Vapotherm informed of the status of those efforts.

7.4 Insurance. Medica shall at its cost obtain and maintain one or more insurance policies providing coverage of at least Euro [* * *] in the aggregate that cover Medica for fire, theft, fidelity, product liability, and any and all potential claims, suits, losses, expenses, or damages arising out of Medica’s obligations under this Agreement. At Vapotherm’s request to Medica from time to time, Medica shall furnish Vapotherm with certification of insurance evidencing that insurance and shall provide at least [* * *] Business Days prior written notice to Vapotherm of any cancellation of or decrease in the dollar amount of coverage provided by any such policy. Vapotherm shall have the right to maintain such insurance coverage on Vapotherm’s behalf and at Vapotherm’ s expense in the event of nonpayment of premiums or lapse of coverage.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) Vapotherm shall at its cost obtain and maintain product-liability insurance coverage in the amount of $[* * *] in relation to the Cartridge. At the request of Medica from time to time, Vapotherm shall famish Medica with certification of insurance evidencing that insurance and shall endeavour to provide at least [* * *] Business Days prior written notice to Medica of any cancellation of or decrease in the amount of coverage provided by any such policy.

ARTICLE 8

INSPECITONS; RECORDS

8.1 Notification of Inquiries and Inspections. Medica shall notify Vapotherm within [* * *] Business Days of any written or oral inquiries, notifications, or inspection activity by any Governmental Authority in regard to Medica’s manufacture of Cartridges. Medica shall permit up to two individuals selected by Vapotherm to attend any such inspections and shall provide Vapotherm with an accurate and reasonably complete description of any such inquiries, notifications, or inspections. Medica shall also furnish to Vapotherm (1) within [* * *] Business Days after receipt any report or correspondence issued by any Governmental Authority in connection with any such inquiries, notifications, or inspections, and (2) not later than [* * *] Business Days prior to the time Medica proposes to send it, a copy of any proposed response or explanation relating to any such inquiries, notifications, or inspections or any report or correspondence issued by any Governmental Authority in connection therewith (each, a “Proposed Response”), in each case redacted of trade secrets or other confidential or proprietary information of Medica that are unrelated to Medica’s obligations under this Agreement or are unrelated to manufacture of Cartridges. Medica shall discuss with Vapotherm any Proposed Response and shall incorporate in that Proposed Response any reasonable comments provided by Vapotherm with respect to that Proposed Response. After filing a response with any Governmental Authority, Medica shall within [* * *] Business Days notify Vapotherm of any further contacts with that Governmental Authority with respect to that response.

8.2 Access to Medica Facilities and Records. Medica shall at Vapotherm’s request give Vapotherm and any designee of Vapotherm reasonable access to Medica’s facilities, procedures, and books and records, including Medica’s protocols, standard operating procedures (SOPs), equipment specifications, and manufacturing records, for purposes of (1) observing manufacturing, operations and (2) auditing and inspecting Medica’s facilities for compliance with applicable Laws and the terms of this Agreement. Vapotherm acknowledges that it and its designee may be permitted only to review, rather than obtain copies of, certain proprietary documents of Medica; Medica shall at Vapotherm’s request provide Vapotherm with a copy of any other document that Vapotherm requests provided it is reasonable and applicable to the Cartridges or System.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.3 Records. Medica shall maintain all records necessary to evidence compliance with all applicable Laws and other requirements of applicable Governmental Authorities relating to the manufacture of the Cartridge. Medica shall also maintain records with respect to its costs, obligations, and performance under this Agreement. All such records shall be maintained for a period of not less than two years from the date of expiration of each Cartridge batch to which those records pertain, or such longer period as may be required by Law or cGMPs.

ARTICLE 9

CARTRIDGE RECALLS

9.1 Cartridge Recalls. If any Governmental Authority withdraws its approval to sell the Cartridge in any country or issues a directive or request that some or all Cartridges be recalled for safety reasons relating to the Cartridge or Vapotherm reasonably determines that some or all Cartridges should be recalled, and if that recall is due to any reason other than Medica having manufactured Cartridges that fail to conform to the Specifications or that was not manufactured in accordance with any applicable Laws, Vapotherm shall pay all costs, including Medica’s reasonable out-of-pocket expenses, associated with that recall. Those actions may include developing reports on records pertaining to the lot traceability, assist in conducting an investigation to rule out a root cause for failure and other related activities requiring Medica’s resources. Vapotherm shall provide Medica in writing specific instructions as to actions required. Medical shall in good faith provide an estimate for expenses if the request has material burden.

9.2 Notice of Events that May Lead to Cartridge Recall. Medica, on the one hand, and Vapotherm, on the other hand, shall keep each other fully and promptly informed of any notification, event, or other information, whether received directly or indirectly, that might affect the marketability, safety or effectiveness of the Cartridge or might result in a recall of any Cartridges by any Governmental Authority.

9.3 Recall Due to Breach By Medica. If there occurs any Cartridge recall that is due to Medica having manufactured one or more Cartridges that fail to conform to the Specifications or that were not manufactured in accordance with any applicable Laws, Medica will be responsible for the costs of that recall. Medica shall promptly, at the election of Vapotherm, compensate Vapotherm for the Cartridge so recalled by either replacing without charge Cartridges recalled or refunding Vapotherm the price paid by Vapotherm to Medica for the Cartridges recalled, plus freight, insurance, sales taxes, and all other costs duties, fees, and expenses paid by Vapotherm in connection with such recall.

9.4 Definition of Recall. For purposes of this Article 8, “recall” means any action by Vapotherm or any of its Affiliates, or either Medica or any of its Affiliates, to recover title or possession or halt distribution or use of any Cartridges sold or shipped to any other Persons. The term “recall” also applies to Cartridge that would have been subject to recall if it had been sold or shipped.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.5 Recall Process. The purpose of initiating a “recall”, either party will notify the other party immediately regarding the need within 24 hrs. Vapotherm will be responsible for notifying the appropriate regulatory bodies with respect to the Cartridge. Medica will provide best efforts to support Vapotherm with the appropriate regulatory documentation in an timely fashion. Medica will make efforts to conduct the necessary investigations as it pertains to the Cartridge and report factual data has required. Medica will also take necessary efforts to take the appropriate corrective action and make best efforts to remedy the disruption in supply.

ARTICLE 10

PUBLICITY; CONFIDENTIALITY; INTELLECTUAL PROPERTY

10.1 Publicity. Except as required by Law or the standards of any securities or regulatory authority, including without limitation the National Association of Securities Dealers, Medica and Vapotherm may not make any official press release, announcement, or other formal publicity relating to the transactions that are the subject of this Agreement without first obtaining in each case the prior written consent of Vapotherm and Medica, respectively (which consent may not be unreasonably withheld). If any party is required to file this Agreement with the Securities and Exchange Commission or another applicable securities regulatory authority, that party must seek confidential treatment for any provisions of this Agreement that either party believes would disclose trade secrets, confidential commercial, or financial information and thereby impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or other Persons. Except as required by Law or the standards of any securities regulatory authority, Medica and Vapotherm may not use the name Vapotherm and Medica, respectively, or the name of any director, officer or employee thereof or any adaptation thereof without the prior written approval of Vapotherm and Medica, respectively.

(b) Medica shall send to Vapotherm for its approval at least [* * *] Business Days before it is filed or submitted any publication, abstract, or patent application resulting from this Agreement. The authorship on any publication or abstract will be determined by agreement of the parties or as deemed scientifically appropriate. Any publication resulting from this Agreement will be delayed or prohibited if, in Vapotherm’s reasonable opinion, delay or prohibition is required in order to file or procure patent application or rights protection in respect of any invention or discovery arising from this Agreement. Publication by Medica of any information relating to the Cartridge is subject to the provisions of Section 10.2.

10.2 Confidentiality. It is contemplated that Medica may from time to time disclose Confidential Information to Vapotherm, or vice versa. Medica shall disclose such Vapotherm Confidential Information and shall not use any Vapotherm Confidential Information other than in connection with performing its obligations hereunder, and Vapotherm shall not disclose Medica Confidential Information and shall not use any Medica Confidential Information other than in connection with performing its obligations hereunder.

(b) A party receiving Confidential Information shall only disclose it to those of its Representatives who need to review that Confidential Information in connection with that party’s performance of its obligations and evaluation of its rights under this Agreement. Any party who so discloses any Confidential Information pursuant to this Section 10.2(b) shall (1) inform those Representatives of the confidential nature of that Confidential Information, and (2) direct those Representatives to keep that Confidential Information confidential.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) The provisions of this Section 10.2 will survive termination or expiration of this Agreement and will continue for a period of 5 years from the date of that termination or expiration.

10.3 Pre-existing and Independently Developed Intellectual Property. Each party is and shall remain the owner of its Intellectual Property in existence as of the Effective Date and all such rights that a party acquires or develops independent of this Agreement (“Baseline IP”).

10.4 Ownership.

(a) Except as specified elsewhere in Section 10.4, all rights in patents, inventions, processes, discoveries, and other research materials and any other novel or valuable information reflected in any medium that arise or are created during the course of this Agreement are the property of the creating party.

(b) Any additions, improvements and enhancements to Vapotherm Baseline IP which are made during the course of this Agreement shall solely be the property of Vapotherm (“Vapotherm Inventions”).

(c) Any additions, improvements and enhancements to Medica Baseline IP which are made during the course of this Agreement shall solely be the property of Medica (“Medica Inventions”).

(d) It is understood and agreed that Vapotherm shall be free and without restriction to develop, market, license, and sell products and technology as it may see fit (including products and technology that may) or may not compete with the Cartridges), provided that Vapotherm strictly and fully complies with its obligations concerning Medica Confidential Information under Section 10.2 (Confidentiality).

(e) It is understood and agreed that Medica shall be free and without restriction to develop, market, license, and sell products and technology based on Medica proprietary membrane with an intended use different from oxygen delivery humidification for patients.

10.5 [* * *]

(b) [* * *]

10.6 Reservation of All Other Rights. Except as expressly set forth in this Agreement, nothing contained herein may be construed as doing the following:

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(a) Giving Medica any rights to any Intellectual Property of Vapotherm or any other proprietary technology of Vapotherm (whether Vapotherm Baseline IP or Vapotherm Inventions arising in connection with this Agreement), including without limitation any of Vapotherm’s patent rights relating to the design, development, testing, use and sale of the System or the Cartridge; or

(b) Giving Vapotherm any rights to any Intellectual Property of Medica or any other proprietary technology of Medica (whether Medica Baseline IP or Medica Inventions arising in connection with this Agreement).

ARTICLE 11

REPRESENTATIONS

11.1 Representations of Medica. Medica represents to Vapotherm as follows:

(a) Medica is a corporation validly existing under the laws of its jurisdiction of organization with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

(b) Medica has the power to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) Medica’s Chief Executive Officer, or Amministratore Unico (AU), has duly authorized Medica to execute and deliver this Agreement and perform its obligations under this Agreement, and no other corporate proceedings of Medica are necessary with respect thereto.

(d) This Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law.

(e) Medica is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which it is a party, in connection with execution and delivery of this Agreement and performance of its obligations under this Agreement.

(f) Medica is the rightful owner or licensee of any Intellectual Property that it may use in performing its obligations under this Agreement.

(g) To Medica’s knowledge, the Medica Baseline IP does not infringe or violate any patent, copyright, trademark, or any other proprietary right of a third party.

(h) Medica’s execution and delivery of this Agreement and performance of its obligations under this Agreement do not (A) violate any provision of its articles of incorporation or by-laws, as applicable, as currently in effect, (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (C) violate any Law or Order currently in effect to which it is subject.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2 Representations of Vapotherm. Vapotherm represents to Medica as follows;

(a) Vapotherm is a corporation validly existing and in good standing under the law of the State of Maryland with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

(b) Vapotherm has the power to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) This Agreement constitutes the valid and binding obligation of Vapotherm, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law.

(d) Vapotherm’s execution and delivery of this Agreement and performance of its obligations under this Agreement do not (A) violate any provision of Vapotherm’s articles of incorporation or by-laws as currently in effect, or (B) violate any Law or Order currently in effect to which Vapotherm is subject.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification. Medica shall indemnify Vapotherm, each Affiliate of Vapotherm, each Representative of Vapotherm, and the heirs, executors, successors, and assigns of any of the foregoing, against the following Indemnifiable Losses:

a.

Indemnifiable Losses arising out of or relating to a claim made for bodily injury, including death, or property damage to the extent that such claim arises out of or results from the failure of the Cartridges to comply with the Specifications or Medica’s failure to comply with Medica’s Quality System;

b.

Indemnifiable Losses arising out of or relating to any claim, demand, action or proceeding based upon infringement of a patent, trademark, copyright or trade secret, or similar intellectual property rights as a result of Vapotherm’s marketing, promotion or distribution of the Cartridges;

c.

Indemnifiable Losses arising out of relating to any breach of this Agreement by Medica or any negligent or fraudulent act or willful misconduct of Medica or its employees, other agents, subcontractors or representatives in connection with this Agreement; or

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

d.	Indemnifiable Losses arising out of or relating to any inaccuracy in any representations of Medica contained in this Agreement.

(b) Vapotherm shall indemnify each Medica Entity, each Affiliate of each Medica Entity, each Representative of each Medica Entity, and the heirs, executors, successors, and assigns of any of the foregoing, against the following Indemnifiable Losses:

(i) Indemnifiable Losses arising out of or relating to any claim, demand, action or proceeding based upon infringement of a patent, trademark, copyright or trade secret, or similar intellectual property rights as a result of Vapotherm’s marketing, promotion or distribution of the System, except to the extent such claim, demand, action or proceeding arising out of or relates to the Cartridge;

(ii) Indemnifiable Losses arising out of or relating to any breach of this Agreement by Vapotherm or any negligent or fraudulent act or willful misconduct of Vapotherm or its employees, other agents, subcontractors or representatives in connection with this Agreement; or

(iii) Indemnifiable Losses arising out of or relating to any inaccuracy in any representations of Vapotherm contained in this Agreement.

12.2 Procedures Relating to Indemnification. In order to be entitled to indemnification under this Article 12 in connection with an Indemnifiable Loss, the party seeking indemnification (the “Indemnified Party”) must:

(1)

notify the party obligated to indemnify it (the “Indemnifying Party”) in writing, and in reasonable detail, of any third party claims, demands, lawsuits, proceedings or action (“Third Party Claims”) as soon as possible but in any event within [* * *] Business Days after receipt of notice of that Third Party Claim; and

(2)

deliver to the Indemnifying Party as soon as possible but in any event within [* * *] Business Days after the Indemnified Party receives a copy of all notices and documents (including court papers) delivered to that Indemnified Party relating to that Third Party Claim.

(b) In the event of a Third Party Claim against an Indemnified Party, the Indemnifying Party may participate in the defense of that Third Party Claim and, if it so chooses, assume at its expense the defense of that Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of that Third Party Claim, except that if, under applicable standards of professional conduct, there exists a conflict on any significant issue between the Indemnified Party mid the Indemnifying Party in connection with that Third Party Claim, the

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel to act with respect to that issue to the extent necessary to resolve that conflict. If the Indemnifying Party assumes defense of any Third Party Claim, the Indemnified Party will be entitled to participate in the defense of that Third Party Claim and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will be entitled to control that defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party did not assume the defense of any Third Party Claim (other than during any period in which the Indemnified Party failed to give notice of the Third Party Claim as provided above and a reasonable period after such notice). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties shall cooperate in the defense or prosecution of that Third Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third Party Claim, and making employees available on a reasonably convenient basis. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of that Third Party Claim that the Indemnifying Party recommends, except that the Indemnifying Party may not without the Indemnified Party’s prior written consent agree to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as a unconditional term that each claimant or plaintiff give to the Indemnified Party a release from all liability with respect to that Third Party Claim. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, that Third Party Claim without the Indemnifying Party’s prior written consent.

12.3 No Liability for Consequential Damages. No party will be liable to any other for any indirect, consequential, or special damages or for loss of profits. This limitation does not, however, apply to any obligation of either party to indemnify the other in connection with any Indemnifiable Loss.

12.4 Limitation on Liability.

Notwithstanding any other provision contained in this Agreement, each party’s maximum aggregate liability to the other party for any and all causes whatsoever, and each party’s remedy, regardless of the form of action, whether in contract or tort, including negligence, and whether or not pursuant to the indemnification provisions contained in Section 12 and whether or not such party is notified of the possibility of damage to the other party, shall be limited to $[* * *].

ARTICLE 13

TERM AND TERMINATION; BUSINESS CONTINUITY

13.1 Term. The term of this Agreement is three years from and including the date of this Agreement (the “Initial Term”), with automatic renewal for additional successive one-year terms (each a “Renewal Term” and together wit the Initial Term, the “Term”) unless no later than [* * *] days prior to the end of the Initial Term, or any Renewal Term either party notifies the other that it wishes to terminate this Agreement effective the end of the Initial Term or that Renewal Term, as applicable.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.2 Termination. This Agreement may be terminated as follows:

(1)

by Vapotherm upon [* * *] Business Days’ written notice to Medica if any representation made in this Agreement by Medica was materially inaccurate when made and either (1) that inaccuracy has contributed to Vapotherm’s incurring Indemnifiable Losses or (2) Medica fails to take action to render the inaccurate representation accurate as if it were made on the day Vapotherm would otherwise be entitled to terminate this Agreement under this Section 13.2(a)(l);

(2)

by Medica upon [* * *] Business Days; written notice to Vapotherm if any representation made in this Agreement by Vapotherm was materially inaccurate when made and either (1) that inaccuracy has contributed to either or both Medica Entities’ incurring Indemnifiable Losses or (2) Vapotherm fails to take action to render the inaccurate representation accurate as if it were made on the day Medica would otherwise be entitled to terminate this Agreement pursuant to this Section 13.2(a)(2);

(3)

by Vapotherm immediately if Medica has breached any of its material obligation under this Agreement and, if it is curable, has not cured that breach prior to expiration of a [* * *]-Business-Day period following notice of the breach from Vapotherm;

(4)

by Medica immediately if Vapotherm has breached any of its material obligations under this Agreement and, if it is curable, has not cured that breach prior to expiration of a [* * *]-Business-Day period following notice of the breach from Medica;

(5)	by Vapotherm immediately if there occurs an Event of Insolvency with respect to Medica;

(6)	by Medica immediately if there occurs an Event of Insolvency with respect to Vapotherm;

(7)

by Vapotherm, if for any reason other than an Event of Force Majeure Medica fails to deliver within [* * *] days after the required delivery date, or on more than two occasions in any [* * *]-day period fails to deliver within [* * *] days after the required delivery day, any shipment of Cartridge it is required to deliver pursuant to Section 3.2, Section 4.2, or Section 9.3; or

(8)

by Medica or Vapotherm on [* * *] Business Days’ prior written notice to Vapotherm or Medica, respectively, if due to an Event of Force Majeure (A) Vapotherm or (B) Medica or both of them, respectively, is prevented from performing an obligation under this Agreement for more than [* * *] days, unless prior to the end of the [* * *]-Business-Day period the Event of Force Majeure ceases to exist and the party prevented from performing resumes performance under this Agreement and notifies the party giving the notice of termination.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)	The parties may terminate this Agreement at any time by written agreement.

13.3 Effect of Termination.

(a) Upon any termination (including expiration) of this Agreement, each party shall return to the other party all documents and other tangible items to it or its employees or agents have received or created pursuant to this Agreement pertaining, referring, or relating to Confidential Information of the other party.

(b) Termination of this Agreement will not affect rights and obligations of either party that may have accrued prior to the date of termination or any other obligation contained in Section 5.5, 6.3, 6.4, 8.1, 8.3, Article 9, 10.1, 10.2, 10.3, 10.4, 10.5(b), 10.6, Article 12, Article 13, and Sections 14.3, 14.4, and 14.5. All rights and obligation decay after 2 (two) years from termination or expiration.

(c) Upon any termination (including expiration) of this Agreement, Vapotherm shall pay to Medica, and Medica shall pay to Vapotherm, all amounts payable up to the date of termination but not yet paid.

(d) The termination or expiration of this Agreement shall not relieve either party of its responsibility to comply in all material respects with any statutory or regulatory requirements associated with the System and/or the Cartridges.

13.4 Business Continuity.

Medica agrees to have the capability to manufacture in either (2) facilities of the Medica Group in the event of disruption for any reason and deliver the Cartridges within [* * *] weeks.

13.4.1 Medica agrees to maintain [* * *] weeks [* * *] of inventory in the event of business disruption consistent with section 2 of the agreement.

13.4.2 Notwithstanding anything to the contrary in this Agreement, Medica shall neither enter into an agreement to nor shall consummate (a) any Change of Control or (b) any sale of all or substantially all of its assets relating to the manufacture of the Cartridges unless (a) it provides Vapotherm written notice of any such proposed transaction, which notice shall include the specific terms and conditions of the proposed transaction, including the identify of the proposed acquirer, (b) Medica offers to enter into such transaction with Vapotherm on substantially the same terms and conditions, and (c) with [* * *] days of such notice, Vapotherm declines to accept such offer. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that is not a subsidiary or Affiliate

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(as defined below) of Medica of the beneficial ownership of securities of Medica possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of Medica; (ii) a merger or consolidation in which neither Medica nor a subsidiary or Affiliate of Medica is the surviving entity; (iii) a reverse merger in which Medica is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of Medica’s outstanding securities are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger and where such persons are not a subsidiary or Affiliate of Medica; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of Medica to a person or entity that is not a subsidiary or Affiliate of Medica.

ARTICLE 14

MISCELLANEOUS

14.1 Definitions. When used in this Agreement, the following terms have the – following meanings:

“Affiliate” means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person, or (2) any director, officer or employee of that Person. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in the State of New York authorized by law, regulation or executive order to close.

“cGMPs” means current Good Manufacturing Practices (as provided for, respectively, in the Rules Governing Medicinal Products in the European Community Volume 4 (Guide to Good Manufacturing Practice for Medicinal Products) and by the FDA as set out in 21 C.F.R. 210 and 21 C.F.R. 211, as amended from time to time).

“Confidential Information” means all data, specifications, training, and any other know-how related to the design, development, manufacture, or performance of the System or the Cartridge, the customers, finances, methods, research, processes or procedures of a party, as well as all other information and data provided by either party to the other party pursuant to this Agreement (i) in written or other tangible medium and marked as confidential, or (ii) if disclosed orally or displayed, confirmed in writing within [* * *] Business Days after disclosure and marked as confidential, or (iii) that by the nature of the information or the circumstances surrounding disclosure, should in good faith be treated as confidential, except that the term “Confidential Information” does not include the following:

(1)	information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives;

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(2)

information that was within the receiving party’s possession or knowledge prior to its being furnished to the receiving party by or on behalf of the disclosing party, on condition that the source of that information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to that information;

(3)

information that is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, on condition that that source was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to that information;

(4)	information that is independently developed by the receiving party without use of Confidential Information and otherwise in a manner not .inconsistent -with this Agreement; or

(5)

information that is required to be disclosed by law, provided that the disclosing Party is promptly notified by the receiving Party in order to provide the disclosing Party an opportunity to seek a protective order or other relief.

“Consent” means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization.

“Contract” means any oral or written agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding.

“Event of Insolvency” with respect to any Person means any of the following:

(1)	the institution by that Person of proceedings under the United States Bankruptcy Code, or any other applicable U.S. federal or state Law or any applicable foreign Law seeking an order for relief;

(2)	the consent of that Person to the institution of bankruptcy or insolvency proceedings against that Person;

(3)

the filing by that Person of a petition seeking reorganization or release under the Federal Bankruptcy Reform Act or any other applicable U.S. federal or state Law or applicable foreign Law, or the consent by that Person to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of that Person or of any substantial part of the property of that Person;

(4)	the making by that Person of an assignment for the benefit of creditors;

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(5)	admission by that Person of its inability to pay its debts generally as they become due;

(6)

the entry of a decree or order by a court having jurisdiction adjudging that Person bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of that Person under the U.S. Bankruptcy Code or any other applicable U.S. federal or state Law or any applicable foreign Law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of that Person, or of any substantial part of the property of that Person, or ordering the winding up or liquidation of the affairs of that Person, and (A) that Person consents to that decree or order or (B) that decree or order remains unstayed and in effect for more than [* * *] consecutive days.

“FDA” means the U.S. Food and Drug Administration.

“FOB” means “Free on Board,” as that term is defined in INCOTERMS 2000,

“Governmental Authority” means any (1) nation, state, comity, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, or other government, whether U.S. or foreign, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body including the EU and notified bodies, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulator)’, or taxing power of any nature.

“Indemnifiable Losses” means all losses, liabilities, taxes, damages, deficiencies, obligations, fines, expenses, judgments or settlements resulting from Third Party Claims that are incurred or suffered by an Indemnified Party, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ and experts’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnified Party’s rights hereunder, net of any amounts recovered or recoverable under any insurance policy.

“Intellectual Property” means, with respect to any Person, all unpatented ideas, inventions, processes, discoveries trademarks, patents, copyrights, and any applications for registration thereof, and trade secrets and know-how of that Person, whether owned, used, or licensed by that Person as licensee or licensor.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Month” means any of the twelve months of a year.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.

“Year” means (1) the period commencing with the date of this Agreement and ending on November 7th 2009, (2) any subsequent 12-month period commencing on January 1st and ending on December 31st, and (3) the period beginning January 1st of the year in which this Agreement expires or is terminated and ending on the date this Agreement expires or is terminated.

14.2 Further Assurances. At any time or from time to time from the date of this Agreement, Medica, on the one hand, and Vapotherm, on the other hand, shall at the request, and at the expense, of the other do the following:

(1)	to the extent consistent with this Agreement deliver to the other such records, data, or other documents requested by the other; and

(2)	take or cause to be taken all such other actions as are reasonably necessary or desirable in order to permit the other to obtain the full benefits of this Agreement.

14.3 Governing Law. This Agreement is governed by the laws of the State of New York without giving effect to principles of conflict of laws.

14.4 Dispute Resolution. The parties shall attempt in good faith to resolve any controversy or claim that may arise concerning their respective rights and obligations under this Agreement. If they are unable to do so within [* * *] Business Days from the date that controversy or claim arose, they shall refer the controversy or claim to the AU of Medica and the CEO of Vapotherm, who shall meet in person or telephonically within [* * *] Business Days of being requested to do so and shall in good faith attempt to resolve the dispute. If the controversy or claim cannot then be solved, the parties hereby agree first to try in good faith to settle the dispute by mediation administered by the American arbitration Association at its New York City offices before resorting to arbitration.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.5 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the applicability of this Section 14.5 that is not resolved pursuant to Section 14.4 will be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. Unless the parties agree otherwise the number of arbitrators will be three, each of whom will be appointed by the American Arbitration Association. One arbitrator must be a lawyer, the second must be an expert in financial matters, and the third must have expertise in the manufacture of hemodialysis products. The place of arbitration will be Washington, D.C., U.S.A. The language of the arbitration will be English. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath or undertaking of impartiality. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The cost of any such arbitration will be divided equally between Vapotherm, on the one hand, and Medica, on the other hand, with each party bearing its own attorneys’ fees and costs.

14.6 Force Majeure. No party will be responsible to the other under this Agreement for failure or delay in performing any obligations under this Agreement, other than payment obligations, due to factors beyond its control, including without limitation any war, fire, earthquake, or other natural catastrophe, or any act of God, but excluding labor disputes involving all or any part of the work force of that party (each such factor, an “Event of Force Majeure”). Upon the occurrence of an Event of Force Majeure, the party failing or delaying performance shall promptly notify the other party in writing, setting forth the nature of the occurrence, its expected duration, and how that party’s performance is affected. Any party subject to an Event of Force Majeure shall use commercially reasonable efforts to resume performing its obligations under this Agreement as soon as practicable. Except as provided in Section 14.6(b), if an Event of Force Majeure occurs, the affected party’ will be excused from performing and the time for performance will be extended as long as that party is unable to perform as result of the Event of Force Majeure.

(b) If any Event of Force Majeure prevents Medica from delivering any shipment of Cartridges for more than [* * *] Business Days beyond the scheduled delivery date, then Vapotherm may cancel its order without incurring any liability to Medica with respect thereto.

14.7 Assignment. This Agreement inures to the benefit of and is binding upon the successors and assignees of the parties. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other except that: (1) Vapotherm may assign this Agreement or transfer its rights and obligations under this Agreement to an Affiliate of Vapotherm or a successor to all or substantially all of its assets or business relating to this-Agreement, whether by sale, merger, operation of law, or otherwise.

14.8 Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(1)	personal delivery, in which case delivery will be deemed to occur the day of delivery;

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(2)	by a recognized overnight delivery service such as Federal Express or DHL Worldwide Express, in which case delivery will be deemed to occur the day of delivery.

(b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice. All notices to be given by a Medica Entity may be given on its behalf by the other Medica Entity following consultation between Medica. If to:

Vapotherm Inc.

198 Log Canoe Circle

Stevensville MD 21666

Attention: CFO

with a copy to:

Hogan & Hartson L.L.P.

555 13th Street, N.W., Washington, D.C. 20004-1009

Attention: Stephen J. Zempolich, Esq.

if to Medica:

Medica S.p.A.

Via Degli Artigiani, 7

41036 Medolla (MO) Italy

Attention: Luciano Fecondini

14.9 Severability. If any provision of this Agreement is held unenforceable by any court of competent jurisdiction, all other provisions of this Agreement will remain effective. If any provision of this Agreement is held to be unenforceable only in part or degree, it will remain effective to the extent not held unenforceable.

14.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter of this Agreement. It supersedes all prior agreements of the parties, whether oral or written, pertaining to the subject matter of this Agreement.

14.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of both parties.

14.12 Independent Contractor. Nothing in this Agreement creates, or will be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the parties. Each party agrees to perform under this Agreement solely as an independent contractor,

14.13 Counterparts. This Agreement may be executed in counterparts, each of which is an original and all of which together constitute one and the same instrument.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.14 Compliance with Laws. Vapotherm and Medica shall each comply in all material respects with all applicable Laws that pertain to the activities for which Vapotherm and Medica are each responsible under this Agreement and, except as provided for herein, shall bear their own cost and expense of complying therewith.

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, each of the undersigned have caused this Manufacturing and Supply Agreement to be duly executed and delivered in their name and on their behalf as of the date first set forth above.

VAPOTHERM, INC.

By:	/s/ Joseph Army
Name: Joseph Army
Title: President & CEO

MEDICA S.p.A

By:	/s/ Luciano Fecondini
Name: Luciano Fecondini
Title: Amministratore Unico

[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A-1 Price Schedule: in EURO (Euro)

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Exhibit A-2: Forecast

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[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B: Purchase Order Form Example

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[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C – Vapotherm Tools

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[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D: [* * *] Purchase Specifications

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[* * *] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.